Exhibit 1.02

Conflict Minerals Report

Filed June 2, 2014

(For the calendar year ended December 31, 2013)

Introduction

This Conflict Minerals Report is being filed by Target Corporation (“Target”) pursuant to Rule 13p-1 under the Securities Exchange Act and Form SD (collectively, the “Conflict Minerals Rule”). As used in this report, “3TG” means columbite-tantalite (coltan), cassiterite, gold, wolframite and the derivatives tantalum, tin, and tungsten.

1.  Product Status Summary

For 2013, we were unable to determine whether any necessary 3TG contained in our owned and exclusive brand products in the merchandise categories included in our conflict minerals due diligence directly or indirectly financed or benefitted armed groups in the Democratic Republic of the Congo (the “DRC”) or an adjoining country or are from recycled or scrap sources. The terms “armed group” and “adjoining country” have the meanings contained in the Conflict Minerals Rule. Our due diligence included all vendors of owned and exclusive brand products within certain merchandise categories, even though not all of the products in these merchandise categories were within the scope of the Conflict Minerals Rule.

Owned and Exclusive Brand Merchandise Categories
Apparel and Home Textiles
Electronics, Lighting, Kitchenware, and Small Appliances
Home Improvement and Automotive
Footwear and Luggage
Accessories, Jewelry, and Watches
Furniture, Home Décor, Bath, and Seasonal Merchandise
Lawn and Garden
Health and Beauty Products
Toys, Sporting Goods and Pet Supplies
Paper, Office, Stationery and Scrapbooking

The merchandise categories listed above are intended to summarize the types of owned and exclusive brand products we sell in our stores and at Target.com that might be covered by the Conflict Minerals Rule and, as a result, are different than the five product categories we use for purposes of our periodic reports filed with the Securities and Exchange Commission that cover all of the products we sell.

2.  Due Diligence Framework Used

The recognized due diligence framework that we used for our due diligence was the Organisation for Economic Co-operation and Development’s Due Diligence Guidance for Responsible Supply Chains of

Minerals from Conflict-Affected and High-Risk Areas: Second Edition (the “OECD Due Diligence Guidance”). The OECD Due Diligence Guidance identifies five due diligence steps:

Step 1:     Establish Strong Company Management Systems

Step 2:     Identify and Assess Risk in the Supply Chain

Step 3:     Design and Implement a Strategy to Respond to Identified Risks

Step 4:     Carry out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

Step 5: Report on Supply Chain Due Diligence

Our implementation of the OECD Due Diligence Guidance for 2013 is discussed below.

3.  Due Diligence Program Execution

In this section, we provide a non-exhaustive description of the due diligence measures we took for 2013 pursuant to our 3TG compliance program, our Conflict Minerals Policy, the Conflict Minerals Rule and the OECD Due Diligence Guidance. Some of the due diligence measures discussed below are not expressly required by the OECD Due Diligence Guidance.

Step 1.     Establish strong company management systems

We adopted a policy relating to the sourcing of 3TG (the “Conflict Minerals Policy”). The Conflict Minerals Policy, publicly available at https://corporate.target.com/corporate-responsibility/responsible-sourcing/social-compliance/labor-and-human-rights, is described in the Form SD that includes this Conflict Minerals Report as an exhibit.

The leadership of Target Sourcing Services, which is the sourcing operation for Target’s owned and exclusive brand products, was responsible for implementing the compliance program. Target Sourcing Services designated dedicated employees, referred to as “team members,” to supervise the program and received support from other team members for additional corporate functions in compliance, finance, internal audit, legal, risk assessment, and communications. The leadership of Target Sourcing Services received regular updates regarding our 3TG compliance program.

All team members with a compliance function within Target Sourcing Services are given training on the Conflict Minerals Rule and our 3TG compliance program. Other team members within Target Sourcing Services are also informed about the Conflict Minerals Rules and our policy with respect to sourcing products that might contain 3TG. The training materials remain available for review by team members who have questions. Selected team members also participated in conferences, benchmarking and workshops relating to the Conflict Minerals Rule.

We supplemented our internal compliance team with outside professionals. We engaged a third party, Source Intelligence (the “Service Provider”), to collect and aggregate data from vendors to complement our own internal management processes. We also retained specialist outside legal counsel to assist with our compliance efforts.

We used the Conflict Minerals Reporting Template developed by the Electronic Industry Citizenship Coalition and the Global e-Sustainability Initiative (the “Conflict Minerals Reporting Template”) to obtain information from our vendors concerning the sources of the 3TG used by them, and other information concerning their compliance activities. In addition, we are a founding Executive Committee Member of the Retail Industry Leaders Association Conflict Minerals Program, a multi-year program that helps retailers navigate the issue, the compliance requirements, and solutions through a combination of educational materials, benchmarking, implementation tools, and key partnerships. As part of the Retail Industry Leaders Association Conflict Minerals Program, we developed common approaches for determining the source and chain of custody of 3TG, and worked with Business for Social Responsibility to develop training for our vendors.

We communicated our sourcing expectations relating to 3TG to vendors through direct communications, information posted on our vendor website, and online training. Additionally, vendors were provided with an email address at Target where they could direct any questions about our 3TG compliance program or Conflict Minerals Policy. As part of our engagement efforts, we communicated to all owned and exclusive brand vendors that Target would no longer accept any products that contained 3TG from the DRC or an adjoining country unless the 3TG could be verified as coming from a conflict free smelter. Our existing integrity hotline was designated as a mechanism for team members, vendors and other interested parties to be able to report violations of the Conflict Minerals Policy. We also adopted a policy requiring the maintenance of our 3TG-related records for a minimum of five years on a computerized database and requested that the Service Provider store records in its possession on our behalf to comply with this policy.

The Service Provider, on our behalf, sent communications to our vendors of owned and exclusive brand products in the included merchandise categories concerning the requirements of the Conflict Minerals Rule and our 3TG compliance program, including instructions on how to complete the Conflict Minerals Reporting Template. Through the Service Provider, vendors also were offered access to a vendor education portal and email addresses and telephone numbers for questions and guidance for responding to our information requests.

In addition, all vendors and factories that produce owned and exclusive brand products for us are required to participate in our broader social compliance program. The program requires those vendors to register all applicable facilities with our social compliance team, indicating the locations of facilities. Additionally, every facility and vendor where owned and exclusive brand production takes place must authorize unannounced compliance audits. Through our broader social compliance program, we have the right, if deemed necessary, to conduct unannounced spot-checks of vendors who may have produced products that contain 3TG and have access to their documentation.

Step 2.     Identify and Assess Risks in the Supply Chain

In order to obtain a broader view of 3TG in our supply chain, we decided to send the Conflict Minerals Reporting Template to each of our owned and exclusive brand vendors in any merchandise category with any products that we determined might contain 3TG, regardless of whether the products of that particular vendor were believed to contain 3TG and regardless of whether we contracted to manufacture those products. We took this approach because we believed that, for 2013, very few vendors, if any, would have the ability to report on 3TG usage at an individual product level. We identified merchandise categories with products that might contain 3TG through a process involving our internal product development team and input from our Service Provider based on its experience with other retailers and other industries. We did not filter out vendors or products in the included merchandise categories prior to sending the Conflict Minerals Reporting Templates. For a list of merchandise categories we determined might include some products that were covered by the Conflict Minerals Rule, see “Section 1.  Product Status Summary.”

The Service Provider sent reminders to each non-responsive vendor requesting that they register with the Service Provider’s system and complete our Conflict Minerals Reporting Template. If a vendor continued to be non-responsive, the Service Provider was required to notify us. Our personnel followed up with the non-responsive vendors requesting the vendor’s participation.

If a vendor who used 3TG in its manufacturing process did not identify the smelters or refiners of 3TG in its Conflict Minerals Reporting Template, the Service Provider attempted to obtain information about the suppliers of 3TG for the vendors’ products by making inquiries of the vendor’s identified suppliers. Follow-up inquiries were made by the Service Provider to vendors to address other incomplete responses or where vendors indicated sources of their 3TG that were unknown to the Service Provider.

If an entity identified as a smelter or refiner by a vendor was confirmed by the Service Provider to be a smelter or refiner, the Service Provider examined whether the smelter or refiner was certified as conflict free by the Conflict-Free Sourcing Initiative (the “CFSI”), the London Bullion Market Association (the “LBMA”) or the Responsible Jewelry Council (the “RJC”). If the identified smelter or refiner was not certified by one of these independent third parties, the Service Provider attempted to directly contact the smelter or refiner to gain more information about its sourcing practices.

Step 3.     Design and Implement a Strategy to Respond to Identified Risks

Summaries of vendor responses were provided to the leadership of Target Sourcing Services. Under our internal procedures, if a vendor response indicates that a product we contracted to manufacture contained 3TG from the DRC or an adjoining country that was not verified as coming from a conflict free smelter, leadership of Target Sourcing Services will be notified and the vendor contacted. Under our internal procedures, purchases of the identified product will be suspended until the vendor could locate a source of 3TG that can either be verified as coming from a conflict free smelter or is not from the DRC or an adjoining country. We will track any future violations of our policy by the vendor who supplied the identified product and stop doing business with the vendor if it is unwilling or unable to comply with our policy. Based on vendor responses for 2013, no notifications were required under these procedures.

Step 4.     Carry Out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

In connection with our due diligence, we used information made available by the CFSP, LBMA and RJC concerning their independent third-party audits of smelters and refiners.

Step 5.     Report On Supply Chain Due Diligence

We filed a Form SD and this Conflict Minerals Report with the Securities and Exchange Commission. In addition, we included information on our Conflict Minerals Policy and 3TG compliance program in our annual Corporate Responsibility Report.

4.  Product Information

We do not do any direct business with any smelters or refiners of 3TG, so we have limited influence over them. As a “downstream” company (which means a company between the smelter or refiner and the consumer), we must rely on our vendors to provide accurate, reliable information about 3TG in our supply chain and on industry efforts to influence smelters and refiners. We also believe that, in most cases, we are several or more vendor tiers removed from the smelters and refiners of 3TG used in our products. In addition, most of the vendors for our owned and exclusive brand products are private companies, which are not otherwise required to comply with the Conflict Minerals Rule.

Due to these challenges of tracing in a multi-tier supply chain, we were unable to determine the origin of 3TG at an individual product level for any of our owned and exclusive brand products for 2013. However, as discussed under “3.  Due Diligence Program Execution,” we requested and received information from vendors of owned and exclusive brand products in the included merchandise categories concerning the source of the 3TG in all of their products as a whole, regardless of whether we sourced or contracted to manufacture any products from them that contained 3TG. For a list of merchandise categories we determined might include some products that were covered by the Conflict Minerals Rule, see “Section 1.  Product Status Summary.”

In connection with our due diligence, 48 unique smelters and refiners were identified by our vendors of owned and exclusive brand products in the included merchandise categories as being part of the vendors’ supply chains. Of those 48 unique smelters and refiners:

•                  47 were indicated as not sourcing 3TG from the DRC region;

•                  27 were certified as conflict free by an independent third party; and

•                  1 was indicated as sourcing from the DRC or an adjoining country, but its facility was certified as conflict free by an independent third-party.

All of the summarized smelter and refiner information was furnished to us by vendors based on all of their products as a whole, instead of being limited to the specific products supplied to us. As a result, we do not know whether all of the identified smelters and refiners were actually in our supply chain. In addition, even if those smelters and refiners were in our supply chain, not all of the 3TG processed by those smelters and refiners that may have been contained in our products was necessary to the functionality or production of products that we contracted to manufacture. Only products that we manufacture or contract to manufacture that contain 3TG that is necessary to the functionality or production of the products is subject to disclosure under the Conflict Minerals Rule. The certification status of the summarized conflict free smelters and refiners is as of April 10, 2014 and is based solely on the status as made publicly available by the independent third-party without our independent verification.

5.  Steps Taken Since End of Period

We expect to take the following additional steps in 2014 to mitigate the risk that our necessary in-scope 3TG benefit armed groups:

1.             Continuing to promote industry-based efforts to educate our vendors on the Conflict Minerals Rule and related compliance measures;

2.             Based on the results of our inquiries and due diligence for 2013, adopt and implement additional risk management procedures that, among other things, address vendor non-responsiveness and non-compliance;

3.             Include provisions relating to 3TG sourcing into the standard terms and conditions pertaining to our vendor contracts and purchase orders;

4.             Encourage vendors to provide product level information for 2014 through ongoing outreach with our vendors;

5.             Engage with vendors that provided incomplete responses or that did not provide responses for 2013 to help ensure that they provide requested information for 2014; and

6.             Monitor and encourage the continuing development and progress of traceability measures for vendors that indicated for 2013 that the source of 3TG was unknown or could not be determined.

Forward-Looking Statements

This Conflict Minerals Report contains forward-looking statements, which are based on our current assumptions and expectations. These statements are typically accompanied by the words “expect,” “may,” “could,” “believe,” “would,” “might,” “anticipates,” or words of similar import. The principal forward-looking statements in this report include our expected refinements to our 3TG compliance program.

All such forward-looking statements are intended to enjoy the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended. Although we believe there is a reasonable basis for the forward-looking statements, our actual results could be materially different. The most important factors which could cause our actual results to differ from our forward-looking statements are (a) the implementation of satisfactory traceability and other compliance measures by our direct and indirect vendors on a timely basis or at all, (b) changes in the Conflict Minerals Rule and other political and regulatory developments relating to the sourcing of 3TG, whether in the DRC or its adjoining countries, the United States or elsewhere, and (c) those factors set forth in our description of risk factors in Item 1A to our Form 10-K for the fiscal year ended February 1, 2014, which should be read in conjunction with the forward-looking statements in this Conflict Minerals Report. Forward-looking statements speak only as of the date of this Conflict Minerals Report or, if earlier, as of the date they are made, and we do not undertake any obligation to update any forward-looking statement.